Exhibit 10.8

       AMENDMENT TO FARMERS GROUP, INC. EMPLOYEE BENEFITS RESTORATION PLAN

     The Farmers Group, Inc. Employee Benefits Restoration Plan, as previously adopted effective December 1, 1994, is hereby amended again as follows:

     Effective May 7, 1997, the first sentence of Article IV, Part A shall be amended in its entirety to read as follows:

          A monthly benefit commencing at the same time that benefits commence under the Pension Plan, equal to the difference, if any, between (i) the amount of benefit the covered participant would have received under the Pension Plan commencing on such date had the benefits of employees under the Pension Plan (A) not been limited by the provisions of Section 401(a)(17) or Section 415 of the Code and (B) only in the case of Participants who are full officers at salary grade 63 and who retire after May 7, 1997, been computed by including awards made under the Farmers Group, Inc. Executive Incentive Program starting in 1997 (and without regard to whether such awards are in whole or in part deferred pursuant to the provisions of such program) in "Compensation" under the Pension Plan, and (ii) the benefit on such date payable under the Pension Plan on such date (determined, if necessary, using the actuarial equivalence factors set forth in the Pension Plan in effect on such date, or, if earlier, the termination date for the Pension Plan).





LT971070.010/4